Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES THIRD QUARTER
FISCAL 2024 RESULTS
HILLIARD, Ohio – (February 8, 2024) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite septic wastewater industries today announced financial results for the fiscal third quarter ended December 31, 2023.
Third Quarter Fiscal 2024 Results
•Net sales increased 1.1% to $662.4 million
•Net income increased 28.5% to $106.9 million
•Net income per diluted share increased 35.4% to $1.34
•Adjusted EBITDA (Non-GAAP) increased 20.3% to $204.2 million
•Adjusted Earnings per share (Non-GAAP) increased 35.6% to $1.37

Year-to-Date Fiscal 2024 Results
•Net sales decreased 9.5% to $2,220.6 million
•Net income decreased 1.7% to $417.8 million
•Net income per diluted share increased 4.4% to $5.24
•Adjusted EBITDA (Non-GAAP) remained flat at $731.8 million
•Adjusted Earnings per share (Non-GAAP) increased 2.4% to $5.17
•Cash provided by operating activities increased 6.0% to $700.3 million
•Free cash flow (Non-GAAP) increased 5.7% to $563.9 million

Scott Barbour, President and Chief Executive Officer of ADS commented, "In the third quarter, we saw net sales return to growth as the Infiltrator business and Allied products portfolio continued to outperform expectations. Despite ongoing headwinds from higher interest rates, credit tightening and economic uncertainty, volume increased in the quarter, primarily driven by stronger demand in the infrastructure, residential and agriculture markets. Importantly, our business model continues to demonstrate resilience, as evidenced by the record Adjusted EBITDA margin of 30.8% achieved during the third quarter, a 490-basis points improvement from the prior year. The margin performance this quarter benefited from sales mix, effective management of price/cost and the contributions of past investments in the business including new equipment, automation and tooling, which enhance the operational efficiency of our entire operation."

"The secular trend of larger-scale and more frequent water-related climate events continues to drive demand for the sustainable water management solutions ADS and Infiltrator provide. As part of our ongoing commitment to manage and protect water, the world’s most precious natural resource, Infiltrator recently launched the ECOPOD-NX. This product is the next generation of advanced wastewater treatment technology designed for higher nitrogen reduction. Many geographies are updating regulations to require higher levels of nitrogen removal, and the ECOPOD-NX leverages Infiltrator's leading market knowledge and distribution relationships. In addition, we established a strategic partnership with Rainwater Management Solutions, a provider of cutting-edge rainwater harvesting and reuse systems. These two programs demonstrate ADS' strategic commitment to improving the environment and communities through our water management solutions."

Barbour concluded, "As we move into the final quarter of this fiscal year, we updated our guidance ranges to reflect the improved demand environment and increased profitability. Outlook for the non-residential end market remains uncertain due to high interest rates and tight credit standards. We will continue to focus on delivering exceptional service to our customers and pursuing profitable growth through attractive products, markets and partnerships, while at the same time continuing to invest capital and resources at both ADS and Infiltrator to drive growth and profitability."
Third Quarter Fiscal 2024 Results
Net sales increased $7.2 million, or 1.1%, to $662.4 million, as compared to $655.2 million in the prior year quarter. Domestic pipe sales decreased $18.8 million, or 5.2%, to $346.1 million. Domestic allied products & other sales increased $8.7 million, or 5.9%, to $156.4 million. Infiltrator sales increased $14.9 million, or 16.8%, to $103.9 million. The overall increase in domestic net sales was primarily driven by the improvement in the U.S. residential and infrastructure construction end markets. International sales increased $2.4 million, or 4.4%, to $56.0 million.

Gross profit increased $35.9 million, or 16.0%, to $259.8 million as compared to $223.9 million in the prior year. The increase in gross profit is primarily due to favorable material cost and sales mix.
Net income per diluted share increased $0.35, or 35.4%, to $1.34, as compared to $0.99 per share in the prior year quarter, primarily due to the factors mentioned above.
Adjusted EBITDA (Non-GAAP) increased $34.5 million, or 20.3%, to $204.2 million, as compared to $169.7 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 30.8% as compared to 25.9% in the prior year.
Segment sales results are based on Net sales to external customers. Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Year-to-Date Fiscal 2023 Results
Net sales decreased $232.9 million, or 9.5%, to $2,220.6 million, as compared to $2,453.6 million in the prior year quarter. Domestic pipe sales decreased $189.7 million, or 13.8%, to $1,180.3 million. Domestic allied products & other sales decreased $22.7 million, or 4.2%, to $520.7 million. Infiltrator sales decreased $11.6 million, or 3.3%, to $343.0 million. The decrease in domestic net sales was driven by lower demand in the U.S. construction and agriculture end markets. International sales decreased $8.8 million, or 4.7%, to $176.6 million.
Gross profit decreased $2.0 million, or 0.2%, to $894.0 million as compared to $896.0 million in the prior year. The decrease in gross profit is primarily due to the decrease in volume and unfavorable fixed cost absorption, partially offset by favorable material costs.
Net income per diluted share increased $0.22, or 4.4%, to $5.24, as compared to $5.02 per share in the prior year quarter. Results for fiscal 2024 include a $14.9 million gain on the sale of assets, which after considering the income tax impact of this gain impacted net income per diluted share by $0.13.
Adjusted EBITDA (Non-GAAP) decreased $0.2 million, or 0.0%, to $731.8 million, as compared to $732.0 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 33.0% as compared to 29.8% in the prior year.
Balance Sheet and Liquidity
Net cash provided by operating activities was $700.3 million, as compared to $660.4 million in the prior year. Free cash flow (Non-GAAP) was $563.9 million, as compared to $533.6 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $764.1 million as of December 31, 2023, a decrease of $343.7 million from March 31, 2023.
ADS had total liquidity of $1,149.6 million, comprised of cash of $560.7 million as of December 31, 2023 and $588.9 million of availability under committed credit facilities. As of December 31, 2023, the Company’s trailing-twelve-month leverage ratio was 0.8 times Adjusted EBITDA.
In the nine months ended December 31, 2023, the Company repurchased 1.6 million shares of its common stock for a total cost of $178.2 million. As of December 31, 2023, approximately $245.6 million of common stock may be repurchased under the Company's existing share repurchase authorization.
Fiscal 2024 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company updated its financial targets for fiscal 2024. Net sales are now expected to be in the range of $2.800 billion to $2.850 billion. Adjusted EBITDA is expected to be in the range of $880 to $910 million. The outlook for capital expenditures is approximately $200 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://conferencingportals.com/event/TTnYXFWe using Conference ID: 45786. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.

About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS and its subsidiary, Infiltrator Water Technologies, provide superior stormwater drainage and onsite septic wastewater products used in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture, while delivering unparalleled customer service. ADS manages the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 40 distribution centers. The company is one of the largest plastic recycling companies in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; cybersecurity risks; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2023	2022	2023	2022
Net sales	$662,367	$655,167	$2,220,633	$2,453,562
Cost of goods sold	402,518	431,250	1,326,647	1,557,575
Gross profit	259,849	223,917	893,986	895,987
Operating expenses:
Selling, general and administrative	91,289	85,936	269,525	261,095
Loss (gain) on disposal of assets and costs from exit and disposal activities	2,512	(348)	(10,669)	(147)
Intangible amortization	12,782	13,842	38,376	41,360
Income from operations	153,266	124,487	596,754	593,679
Other expense:
Interest expense	22,331	20,001	65,984	49,334
Derivative gain and other income, net	(4,772)	(4,125)	(15,827)	(5,632)
Income before income taxes	135,707	108,611	546,597	549,977
Income tax expense	30,131	26,068	132,665	128,641
Equity in net income of unconsolidated affiliates	(1,304)	(639)	(3,880)	(3,705)
Net income	106,880	83,182	417,812	425,041
Less: net income attributable to noncontrolling interest	1,241	1,142	2,719	3,848
Net income attributable to ADS	$105,639	$82,040	$415,093	$421,193

Weighted average common shares outstanding:
Basic	77,857	82,067	78,455	82,891
Diluted	78,586	82,987	79,188	83,980
Net income per share:
Basic	$1.36	$1.00	$5.29	$5.08
Diluted	$1.34	$0.99	$5.24	$5.02
Cash dividends declared per share	$0.14	$0.12	$0.42	$0.36

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	December 31, 2023	March 31, 2023
ASSETS
Current assets:
Cash	$560,744	$217,128
Receivables, net	240,810	306,945
Inventories	405,409	463,994
Other current assets	31,459	29,422
Total current assets	1,238,422	1,017,489
Property, plant and equipment, net	810,887	733,059
Other assets:
Goodwill	617,397	620,193
Intangible assets, net	365,631	407,627
Other assets	129,622	122,757
Total assets	$3,161,959	$2,901,125
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$12,275	$14,693
Current maturities of finance lease obligations	12,844	8,541
Accounts payable	207,902	210,111
Other accrued liabilities	162,275	142,400
Accrued income taxes	13,829	3,057
Total current liabilities	409,125	378,802
Long-term debt obligations, net	1,261,742	1,269,391
Long-term finance lease obligations	37,947	32,272
Deferred tax liabilities	159,296	159,056
Other liabilities	71,980	66,744
Total liabilities	1,940,090	1,906,265
Mezzanine equity:
Redeemable common stock	121,686	153,220
Total mezzanine equity	121,686	153,220
Stockholders’ equity:
Common stock	11,670	11,647
Paid-in capital	1,195,893	1,134,864
Common stock in treasury, at cost	(1,110,670)	(920,999)
Accumulated other comprehensive loss	(26,601)	(27,580)
Retained earnings	1,008,270	626,215
Total ADS stockholders’ equity	1,078,562	824,147
Noncontrolling interest in subsidiaries	21,621	17,493
Total stockholders’ equity	1,100,183	841,640
Total liabilities, mezzanine equity and stockholders’ equity	$3,161,959	$2,901,125

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2023	2022
Cash Flow from Operating Activities
Net income	$417,812	$425,041
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	112,014	107,346
Deferred income taxes	335	(4,165)
Gain on disposal of assets and costs from exit and disposal activities	(10,669)	(147)
Stock-based compensation	23,636	19,912
Amortization of deferred financing charges	1,533	909
Fair market value adjustments to derivatives	(162)	2,309
Equity in net income of unconsolidated affiliates	(3,880)	(3,705)
Other operating activities	5,720	2,732
Changes in working capital:
Receivables	67,230	99,958
Inventories	59,752	34,871
Prepaid expenses and other current assets	(534)	(4,532)
Accounts payable, accrued expenses, and other liabilities	27,475	(20,091)
Net cash provided by operating activities	700,262	660,438
Cash Flows from Investing Activities
Capital expenditures	(136,385)	(126,858)
Proceeds from disposition of assets	19,979	—
Acquisition, net of cash acquired	—	(48,010)
Other investing activities	527	46
Net cash used in investing activities	(115,879)	(174,822)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(5,250)	(5,250)
Proceeds from Revolving Credit Agreement	—	26,200
Payments on Revolving Credit Agreement	—	(140,500)
Proceeds from Amended Revolving Credit Agreement	—	97,000
Payments on Amended Revolving Credit Agreement	—	(97,000)
Proceeds from Senior Notes due 2030	—	500,000
Debt issuance costs	—	(11,575)
Payments on Equipment Financing	(6,361)	(10,213)
Payments on finance lease obligations	(8,624)	(4,954)
Repurchase of common stock	(178,187)	(375,027)
Cash dividends paid	(33,111)	(30,111)
Dividends paid to noncontrolling interest holder	—	(3,652)
Proceeds from exercise of stock options	3,956	5,145
Payment of withholding taxes on vesting of restricted stock units	(8,859)	(28,653)
Net cash used in financing activities	(236,436)	(78,590)
Effect of exchange rate changes on cash	1,271	(461)
Net change in cash	349,218	406,565
Cash and restricted cash at beginning of period	217,128	20,125
Cash and restricted cash at end of period	$566,346	$426,690

RECONCILIATION TO BALANCE SHEET
Cash	$560,744
Restricted cash	5,602
Total cash and restricted cash	$566,346

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	December 31, 2023			December 31, 2022
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$360,733	$(14,680)	$346,053	$375,719	$(10,839)	$364,880
Infiltrator	131,144	(27,273)	103,871	103,895	(14,961)	88,934
International
International - Pipe	44,203	(2,369)	41,834	44,882	(5,311)	39,571
International - Allied Products & Other	14,166	(1)	14,165	14,075	—	14,075
Total International	58,369	(2,370)	55,999	58,957	(5,311)	53,646
Allied Products & Other	159,162	(2,718)	156,444	149,044	(1,337)	147,707
Intersegment Eliminations	(47,041)	47,041	—	(32,448)	32,448	—
Total Consolidated	$662,367	$—	$662,367	$655,167	$—	$655,167

	Nine Months Ended
	December 31, 2023			December 31, 2022
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$1,217,302	$(36,974)	$1,180,328	$1,401,554	$(31,483)	$1,370,071
Infiltrator	406,361	(63,405)	342,956	420,920	(66,317)	354,603
International
International - Pipe	133,787	(3,917)	129,870	154,762	(18,509)	136,253
International - Allied Products & Other	46,789	(27)	46,762	49,172	—	49,172
Total International	180,576	(3,944)	176,632	203,934	(18,509)	185,425
Allied Products & Other	528,303	(7,586)	520,717	550,153	(6,690)	543,463
Intersegment Eliminations	(111,909)	111,909	—	(122,999)	122,999	—
Total Consolidated	$2,220,633	$—	$2,220,633	$2,453,562	$—	$2,453,562
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.
Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

Adjusted Earnings per Share excludes (gains) losses on disposals of assets or business, restructuring expenses, impairment charges and transaction costs. Adjusted Earnings per Share are measures used by management and may be useful for investors to evaluate the Company's operational performance.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings per Share to Diluted Earnings per Share, the most comparable GAAP measures, for each of the periods indicated.
Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2023	2022	2023	2022
Segment Adjusted Gross Profit
Pipe	$115,621	$106,279	$402,126	$421,011
Infiltrator	68,392	46,497	216,319	193,569
International	14,012	13,342	51,380	51,456
Allied Products & Other	88,150	78,401	300,574	293,472
Intersegment Elimination	(1,922)	714	(4,431)	329
Total Segment Adjusted Gross Profit	284,253	245,233	965,968	959,837
Depreciation and amortization	23,088	20,573	68,509	61,675
Stock-based compensation expense	1,316	743	3,473	2,175
Total Gross Profit	$259,849	$223,917	$893,986	$895,987
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2023	2022	2023	2022
Net income	$106,880	$83,182	$417,812	$425,041
Depreciation and amortization	38,053	35,846	112,014	107,346
Interest expense	22,331	20,001	65,984	49,334
Income tax expense	30,131	26,068	132,665	128,641
EBITDA	197,395	165,097	728,475	710,362
Loss (gain) on disposal of assets and costs from exit and disposal activities	2,512	(348)	(10,669)	(147)
Stock-based compensation expense	7,402	6,179	23,636	19,912
Transaction costs	1,030	1,334	3,054	3,417
Interest income	(6,515)	(3,834)	(15,141)	(5,942)
Other adjustments(a)	2,382	1,309	2,414	4,380
Adjusted EBITDA	$204,206	$169,737	$731,769	$731,982
(a)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Nine Months Ended December 31,
(Amounts in thousands)	2023	2022
Net cash flow from operating activities	$700,262	$660,438
Capital expenditures	(136,385)	(126,858)
Free cash flow	$563,877	$533,580
Reconciliation of Diluted Earnings per Share to Adjusted Earnings per Share

The following table diluted presents earnings per share on an adjusted basis to supplement the Company's discussion of its results of operations herein.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Diluted Earnings Per Share	$1.34	$0.99	$5.24	$5.02
Loss (gain) on disposal of assets and costs from exit and disposal activities	0.03	—	(0.13)	—
Transaction costs	0.01	0.02	0.04	0.04
Income tax impact of adjustments (a)	(0.01)	—	0.02	(0.01)
Adjusted Earnings per Share	$1.37	$1.01	$5.17	$5.05

(a) The income tax impact of adjustments to each period is based on the statutory tax rate.